Suite 1550 – 355 Burrard Street

Vancouver, B.C., Canada, V6C 2G8

Tel: (604) 331-1757  Fax: (604) 669-5193

TSX - DRK

   OTC BB - DRKOF

November 7, 2003

           Form 20-F File No.: 0-30072

DEREK CLOSES FINANCING

(Vancouver, B.C., November 7, 2003) – Derek Oil & Gas Corporation (the “Company”) reports that, on November 5, 2003, the Company closed a private placement announced on October 2, 2003.  The private placement consists of 1,666,667 units at a price of $0.30 per unit, for total proceeds of $499,999.60. Each unit consists of one common share and one common share purchase warrant.  Each common share purchase warrant may be redeemed for one common share at a price of $0.40 within one year.  A finder’s fee was paid on a portion of the placement.

These securities are subject to a hold period expiring at midnight on March 4, 2004.  In addition, these securities are subject to the United States Securities Act of 1933 or any applicable State Securities Laws.

DEREK OIL & GAS CORPORATION

______”Barry C.J. Ehrl”_______________

Barry C.J. Ehrl, Director

For further information please contact Investor Relations 1-888-756-0066 or (604) 331-1757

www.derekresources.com

Corporate e-mail:  info@derekresources.com

The Canadian Venture Exchange has neither approved nor disapproved the information contained herein

Cautionary Note to U.S. Investors:  Investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-30072, available from us at Suite 1550, 355 Burrard Street, Vancouver, British Columbia, Canada, V6C 2G8.  You can also obtain this Form 20-F from the SEC by calling 1-800-732-0330 or you may find it online at www.sec.gov or at www.sedar.com where it is filed as the Company’s Annual Information Form.